Exhibit 99.2
[Horace Mann Educators Corporation logo]

Contact information:
Ryan Greenier
Vice President, Investor Relations
217-788-5738
ryan.greenier@horacemann.com

HORACE MANN ESTIMATES IMPACT OF
SECOND QUARTER CATASTROPHE LOSSES

SPRINGFIELD, Ill., July 11, 2017 — Horace Mann Educators Corporation (NYSE:HMN) estimates weather-related catastrophe activity during the three months ended June 30, 2017 will total $31 to $34 million on a pre-tax basis. These catastrophe losses were related to 16 severe wind and hail catastrophe events, the most significant being severe hail events in Minnesota in mid-June and Colorado in May. These events, along with the other severe weather in the quarter, adversely impacted both property and auto losses.

This estimate represents 19 to 21 percentage points on the Company’s estimated second quarter 2017 combined ratio, or approximately $0.49 to $0.53 per diluted share after tax. In addition to these sizable catastrophe losses, the Company also experienced continued elevated levels of non-catastrophe weather-related loss activity in the quarter.

“The high level of storm activity we experienced in the first quarter continued into the second quarter. We continued to experience a significant amount of severe convective storm activity, and as a result, both catastrophe and non-catastrophe weather-related losses were higher than the levels we typically see based on our historic loss patterns,” said Marita Zuraitis, President and Chief Executive Officer.

About Horace Mann

Horace Mann is the largest financial services company focused on providing America’s educators and school employees with auto, home and life insurance as well as retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended March 31, 2017 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the supplemental numerical pages of this release and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

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